UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 9, 2016

POWIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction incorporation	Commission File Number	IRS Employer Identification No.

20550 SW 115th Ave. Tualatin, OR	97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3-	Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

Following the filing of the Amended Certificate of Designation for the Company’s series of preferred stock entitled “August 2015 Preferred Stock” described in Item 5.03 of this Report, the holders of the August 2015 Preferred Stock, which consist of Joseph Lu, his sons and affiliated entities, have exercised the amended conversion rights by delivering to the Company a Notice of Conversion  dated August 10, 2016 calling for the issuance of 13,625,826 shares of the Company’s common stock (“Conversion Shares”) based on a conversion rate of one (1) share of preferred stock for one (1) share of common stock. Upon issuance of the Conversion Shares, the August 2015 Preferred Stock will be cancelled and will no longer be issued and outstanding.

The issuance of the Conversion Shares represents more than 5% of the Company’s issued and outstanding common stock based on 16,261,839 shares of common stock issued and outstanding as of the date of the Notice of Conversion.

Section 5-	Corporate Governance and Management

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal year

Effective August 9, 2016, the Company filed an Amended Certificate of Designation for its series of preferred stock entitled “August 2015 Preferred Stock” which series consists of 13,625,826 shares. The amended designation provides that the rights, preferences and provisions of the August 2015 Preferred Stock, including the conversion rights thereof, are transferred and assumed by the Company. All other provisions of the original Certificate of Designation remained unchanged by the amendment.

The foregoing description of the Amended Certificate of Designation is qualified in its entirety by reference to the Amended Certificate of Designation filed as Exhibit 3(i) to this Report and is hereby incorporated by reference into this Item 5.03.

Section 9-	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
3(i)	Amended Certificate of Designation filed
August 9, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN CORPORATION

Dated: August 12, 2016	By: /s/ Joseph Lu Chief Executive Officer